SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


          Date of report (Date of earliest event reported) June 4, 2001

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                          VISHAY INTERTECHNOLOGY, INC.
               (Exact Name of Registrant as Specified in Charter)

                          Commission File Number 1-7416


            Delaware                                            38-1686453
(State or other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                           Identification Number)


                   63 Lincoln Highway, Malvern, PA 19355-2120
                    (Address of Principal Executive Offices)
                                   (Zip Code)


                                 (610) 644-1300
              (Registrant's telephone number, including area code)

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Item 5 - Other Events

         On June 4, 2001, Vishay Intertechnology, Inc., a Delaware corporation, completed the private offering of a series of zero-coupon convertible subordinated notes due 2021, known as Liquid Yield Option(TM) Notes (LYONs). The LYONs have a yield to maturity of 3.0% (computed on a semi-annual bond-equivalent basis), and Vishay is required to pay contingent cash interest to the holders of LYONs under certain circumstances. The Lyons were issued at an issue price of $551.26 per LYON (55.126% of the principal amount at maturity). The gross proceeds from the offering were approximately $303.2 million (with an additional $50.2 million if an over-allotment option is exercised in full). The net proceeds from the offering were approximately $294.1 million (with an additional $48.7 million if the over-allotment option is exercised in full). The principal amount of the LYONs at maturity is $550 million ($641 million if the over-allotment option is exercised in full). Vishay intends to use the proceeds of the offering to retire existing debt and for general corporate purposes.

         The LYONs are convertible into common stock of Vishay at a rate of
17.6686 shares of common stock per $1,000 principal amount at maturity of the LYONs. Accordingly, the LYONs will be convertible into approximately 9.7 million shares of Vishay common stock (11.3 million shares if the over-allotment option is fully exercised). The conversion ratio is subject to adjustment in certain circumstances. The discussion of the terms of the LYONs in this Item is qualified by reference to the indenture governing the LYONs that is filed as an exhibit to this report.

         Vishay does not currently have sufficient authorized shares of its common stock to fully cover the potential conversion of Vishay's class B common stock into common stock, in addition to the potential issuance of Vishay common stock upon any future conversion of the LYONs and the potential delivery of Vishay common stock in exchange for shares of common stock of Siliconix Incorporated pursuant to Vishay's pending exchange offer to Siliconix stockholders. Accordingly, in connection with the offering of LYONs, certain executive officers and directors of Vishay who hold an aggregate of 11,886,200 shares of of Vishay's Class B common stock have agreed not to exercise their right to convert the Class B common stock held by them into common stock of Vishay or effect any transfer of their Class B common stock or take any other action that would cause the automatic conversion of such Class B common stock into common stock of Vishay until such time as Vishay's charter is amended to authorize sufficient additional common stock to accommodate the conversion in full of the class B common stock. Vishay intends as soon as practicable to commence a consent solicitation of its stockholders, in accordance with the rules and regulations of the Securities and Exchange Commission, to increase Vishay's authorized common stock.

         Vishay has agreed, for the benefit of holders of the LYONs to file with the SEC within 90 days after the date of the original issue of the LYONs, a shelf registration statement covering resales of the LYONs and the shares of Vishay common stock issuable upon conversion of the LYONs. Vishay has agreed to use its reasonable efforts to cause the registration statement to become effective within 180 days after the date of the original issue of the LYONs and to keep such shelf registration statement effective until the earlier of (1) the sale pursuant to the shelf registration statement of all the LYONs and the shares of common

                                       1

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stock issuable upon conversion of the LYONs and (2) the expiration of the holding period applicable to such securities held by non-affiliates of Vishay under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits.

4.1 Indenture, dated as of June 4, 2001, between Vishay Intertechnology, Inc. and the Bank of New York, as trustee, in respect of Vishay's Liquid Yield Option (TM) Notes due 2021 (Zero Coupon--Subordinated)

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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    June 18, 2001

                                            VISHAY INTERTECHNOLOGY, INC.

                                            /s/ Richard N. Grubb
                                            ----------------------------------
                                            Richard N. Grubb
                                            Chief Financial Officer